Exhibit 99.1

OMNIVISION’S STOCKHOLDERS APPROVE ADOPTION OF MERGER AGREEMENT WITH HUA CAPITAL MANAGEMENT, CITIC CAPITAL AND GOLDSTONE INVESTMENT

SANTA CLARA, Calif., — July 24, 2015 — OmniVision Technologies, Inc. (Nasdaq: OVTI) (“OmniVision”), a leading developer of advanced digital imaging solutions, announced that its stockholders approved the adoption of the Agreement and Plan of Merger, dated as of April 30, 2015, by and among OmniVision, Seagull International Limited and Seagull Acquisition Corporation, as it may be amended from time to time (the “Merger Agreement”), at its special meeting of stockholders held on July 23, 2015. Seagull International Limited and Seagull Acquisition Corporation are affiliates of a consortium composed of Hua Capital Management Co., Ltd., CITIC Capital Holdings Limited and Goldstone Investment Co., Ltd.

Based on the tabulation of the stockholder vote, approximately 97.1% of the total votes cast, which represents approximately 64.6% of the total shares outstanding as of the June 9, 2015 record date for the special meeting, were voted in favor of the adoption of the Merger Agreement.

Under the terms of the Merger Agreement, stockholders of OmniVision will receive $29.75 per share in cash, or a total of approximately $1.9 billion. The transaction, which is expected to close in the third or fourth fiscal quarter of fiscal year 2016, is subject to regulatory approvals, including antitrust review in the U.S. and the People’s Republic of China, review and clearance by the Committee on Foreign Investment in the U.S., clearance or approval under applicable Taiwan law, and other customary closing conditions.  In order to obtain clearance or approval under applicable Taiwan law, OmniVision will divest certain of its investments in Taiwan, including certain of its interests in a joint venture.

Stockholders of OmniVision also approved, by non-binding, advisory vote, the payment of compensation that will or may become payable by OmniVision to its named executive officers in connection with the transaction.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCubeChip™ products are highly integrated, single-chip CMOS image sensors for consumer and commercial applications, including mobile phones, tablets and entertainment devices, notebooks and webcams, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Additional information is available at www.ovt.com.

Forward-Looking Statements

The matters discussed herein, including in any exhibits hereto, may contain forward-looking statements that are subject to risks and uncertainties. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties could cause such forward-looking statements and OmniVision’s actual results to differ materially. In evaluating these forward-looking statements, you should specifically consider various factors, including the factors listed in the “Risk Factors” section of OmniVision’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015 and its most recent quarterly reports filed on Form 10-Q. These factors may cause OmniVision’s results to differ materially from any forward-looking statement. Forward-looking statements are only predictions and actual events or results may differ materially. OmniVision disclaims any obligation to update information contained in any forward-looking statement.

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Contact Information

Investor Relations:

Mary McGowan

mary@blackburncommunication.com